Exhibit 99.1

GeoVax to Develop Vaccine Against Zika Virus

Collaboration with University of Georgia infectious disease researchers will speed development

ATLANTA, GA, February 3, 2016 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines, announced today that it has begun a program to develop a vaccine for the prevention of Zika virus infections using its novel MVA-VLP vaccine platform. The company believes that it can rapidly advance a vaccine candidate to human clinical testing.

On February 1, 2016, the World Health Organization (WHO) designated the Zika virus and its suspected complications in newborns an international public health emergency. The Zika epidemic, currently in 24 countries in the Americas, is transmitted by the Aedes mosquito and is expected by the WHO to reach most of the Western Hemisphere, infecting up to 4 million people by year’s end. The Centers for Disease Control and Prevention (CDC) has issued a travel advisory for people traveling to regions within the Zika virus outbreak, which include popular vacation destinations. Brazil, the site of the 2016 Summer Olympic Games, is included in the advisory. More than 30 cases have been reported in the United States, imported by travelers visiting affected regions.

Zika virus is a member of the Flaviviridae family, which includes dengue fever, yellow fever, Japanese encephalitis, tick-borne encephalitis, and West Nile viruses. There is an alarming association between Zika infections and severe birth defects, including over 4000 cases of microcephaly in Brazil since fall 2015, 270 of which show confirmed evidence of infection. Microcephaly is a congenital condition marked by an abnormally small head and incomplete brain development. A potential link to Zika infection is also suspected in adults diagnosed with Guillain-Barré syndrome, a rare autoimmune disorder that can cause paralysis.

Other than mosquito control, no approved preventive or therapeutic products are currently available to fight Zika infections. Public health officials recommend avoiding exposure to Zika, delaying pregnancy, and following basic supportive care after infection. A vaccine is urgently needed to prevent a Zika pandemic.

GeoVax’s Senior Vice President of Research and Development, Farshad Guirakhoo, PhD, will lead the company’s effort in developing a Zika virus vaccine. Dr. Guirakhoo played pivotal roles in the development and licensure of human vaccines against Flaviviruses including dengue and Japanese encephalitis. His extensive experience and expertise with Flavivirus vaccine development gives the company an advantage over competitors and will shorten the time until a Zika vaccine can be brought to market by GeoVax and its partners.

Dr. Guirakhoo stated, “I am thrilled to have the opportunity to develop a Zika vaccine. We will draw on lessons learned on the decades-long path to a successful dengue vaccine and develop a vaccine against Zika in the shortest time possible.”

Robert McNally, PhD, GeoVax’s President and CEO, commented, “We believe our MVA-VLP vaccine platform is uniquely suited to apply to the Zika virus. Our platform has been proven to produce in vivo non-infectious virus-like particles (VLPs) for both our HIV and Ebola vaccines, and we are confident we can demonstrate the same with Zika. Producing VLPs in the very person being vaccinated mimics a natural infection, stimulating the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. As an additional advantage, our vaccine platform has already been proven safe in humans through multiple clinical trials involving over 500 individuals in our HIV program.”

GeoVax has also entered into a Collaborative Research Agreement with the University of Georgia to speed development of the vaccine. UGA infectious disease researchers, led by Ted Ross, PhD, director of UGA’s Center for Vaccines and Immunology, will develop vaccine antigens that elicit broadly reactive immunity against Zika viruses from different lineages and test those vaccines in pre-clinical models. Ross, professor and Georgia Research Alliance Eminent Scholar in Infectious Diseases at the College of Veterinary Medicine, joined UGA last fall.

“Our group in the Center for Vaccines and Immunology has been focusing on developing vaccines to emerging viral agents. We are excited to partner with GeoVax and merge our technologies to develop an efficacious vaccine against Zika virus,” said Dr. Ross.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its Modified Vaccinia Virus Ankara – Virus-Like Particle (MVA-VLP) vaccine platform. The Company also recently began a program to evaluate the use of its MVA-VLP platform in cancer immunotherapy. GeoVax’s most advanced development programs are focused on vaccines against HIV and hemorrhagic fever viruses (Ebola, Marburg, and Lassa).

About the University of Georgia

The University of Georgia is committed to improving human health, safeguarding our world, and improving lives through the land-grant activities. Its rapidly expanding research enterprise addresses infectious disease threats worldwide by developing successful countermeasures including vaccines, therapeutics, and diagnostics, through its partnerships with industry.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220